EXHIBIT 99.5





Contact:
Stephen A. Orr
Vice President, Investor Relations
415-983-8169



         HOMESTAKE ANNOUNCES REVISED MINING PLAN FOR REDUCED OPERATIONS
                              AT MT CHARLOTTE MINE


         San Francisco, CA, September 15, 1998 -- Homestake Mining Company (NYSE:HM) today announced that a revised mining plan will be implemented immediately at its 50% owned Mt Charlotte underground gold mine in Western Australia. This decision was reached following a thorough evaluation of current economic and operational factors. Mt Charlotte has experienced a downturn in economic performance and an accelerated level of ground movement. The Company's primary concern is that appropriate safety levels are maintained, while meeting the challenges presented by the current uneconomic conditions at the mine.

         Homestake and its joint venture partner, Normandy Mining Limited, jointly own and control Kalgoorlie Consolidated Gold Mines Pty Ltd ("KCGM"), the operator of the Mt Charlotte mine and the larger Super Pit open-pit mine. Ore from both operations is treated at the Fimiston mill, which has a capacity of 12 million tons per year. During the first six months of 1998, the combined operation produced 198,900 ounces of gold (50% basis) at a cash cost of $239 per ounce. Mt Charlotte contributed 34,800 ounces of gold (50% basis) at a cash cost of $277 per ounce.

         In response to recent ground movement at Mt Charlotte, KCGM commissioned a panel of rock mechanics experts from South Africa, Canada and Australia. Their study and industry experience has indicated that mining could be conducted safely by restricting activity to low risk areas of the mine. As a result, a revised mining plan has been prepared for Mt Charlotte that provides for extraction of approximately 1.5 million tons of ore over the next 12 months. The performance of the mine will be monitored to assess the continuation of operations beyond this period.

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         Under  the  revised  operating  plan,  approximately  50% of  KCGM's Mt
Charlotte employees including support staff and 27 contractor employees will be laid off. Homestake expects to record a charge of $25 million ($37 million pretax) during the third quarter of 1998 for severance, unrecovered capital and other costs.

         In order to offset the loss of ore from Mt Charlotte, KCGM will increase production from the Super Pit. The operation will implement a plan to increase ore processing capacity by modifying both the Mt Charlotte direct milling and the Super Pit sulfide circuits of the Fimiston mill.

         Homestake Mining Company is an international gold mining company with substantial gold operations and exploration in the United States, Australia, Canada and Chile. The Company also has active gold exploration programs in Latin America and in Eastern Europe, and development and/or evaluation projects in Chile and Bulgaria. Homestake currently produces approximately 2.5 million ounces of gold annually from 16 mines. Common shares of the Company are listed on the New York Stock Exchange, the Australian Stock Exchange and the Basel, Geneva and Zurich Stock Exchanges in Switzerland. Homestake has received numerous industry environmental and safety awards for its responsible environmental health and safety stewardships.

         Certain statements contained in this press release that are not statements of historical facts are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management, as well as assumptions made by and information currently available to management. Forward looking statements include those preceded by the words "believe," "estimate," "expect," "intend," "will," and similar expressions, and include estimates of future production, costs per ounce, dates of construction completion, costs of capital projects and commencement of operations. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results. Some important factors and assumptions that could cause actual results to differ materially from expected results are discussed below. Those listed are not exclusive.

                  Estimates of future production for particular properties and for the Company as a whole are derived from annual mine plans that have been developed based on mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ore (such as hardness and metallurgical characteristics), and expected rates and costs of production. Actual production may vary for a variety of reasons, such as the factors described above, ore mined varying from estimates of grade and metallurgical and other characteristics, mining dilution, actions by labor, and government imposed restrictions. Estimates of production from properties and facilities not yet in production are based on similar factors but there is a greater likelihood that actual results will vary from estimates due to a lack of actual experience. Estimates of future capital costs are based on a variety of factors and include past operating experience, estimated levels of future production, estimates by and contract terms with third party suppliers, expectations as to government and legal requirements, feasibility reports by company personnel and outside consultants, and other factors. Estimated time for completion of capital projects is based on such factors as the Company's experience in completing capital projects, and estimates provided by and contract terms with contractors, engineers, suppliers and others involved in design and construction of projects. Estimates reflect assumptions about factors beyond the Company's control, such as the time government agencies take in processing applications, issuing permits and otherwise completing processes required under applicable laws and regulations. Actual time to completion can vary significantly from estimates.

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